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                                EXHIBIT 99.23

        Max Haid M.D. Stock Option Agreement dated February 24, 1994.

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                                 EXHIBIT 99.23

                             STOCK OPTION AGREEMENT


   AGREEMENT, entered into and effective this 24th day of February, 1994, (the "Date of Grant"), by and between Medisys, Inc. (the "Company") and Max Haid, M.D. (the "Optionee").

   A. The Company has previously granted the Optionee an option to purchase shares of the Company's Common Stock. The parties desire to evidence such grant by this Agreement.

   Accordingly, the parties hereto agree as follows:

SECTION 1 GRANT OF OPTION.

   The Company hereby grants to the Optionee the right, privilege, and option (the "Option") to purchase Six Thousand (6,000) shares (the "Option Shares") of the Company's common stock, $.01 par value (the "Common Stock"), according to the terms and subject to the conditions set forth in this agreement. The Option is not intended to be an "incentive stock option" as that term is used in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

SECTION 2 OPTION EXERCISE PRICE.

   The per share price to be paid by Optionee in the event of an exercise of the Option shall be $3.16.

SECTION 3 DURATION OF OPTION AND TIME OF EXERCISE.

   The Option shall be immediately exercisable with respect to all of the Option Shares. In no event shall this Option be exercisable after, and this Option shall become void and expire as to all unexercised Option Shares at, 5:00 p.m. (Illinois time) on January 23, 2004 (the "Time of Termination"). If the Optionee dies, this Option may be exercised by the Optionee's heir(s) or personal representative(s) at any time before the earlier of (a) the Time of Termination or (b) one year after the date of death.

SECTION 4 MANNER OF OPTION EXERCISE.

   4.1 Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained herein, by delivery, in person or by registered mail, to the Company at its principal executive office in Minneapolis, Minnesota, (Attention: Secretary), of a written notice of exercise. Such notice shall be in





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a form satisfactory to the Company's Board of Directors of a committee of the
Board (the Board or such a committee shall be referred to as the "Committee", shall identify the Option, shall specify the number of Option Shares with respect to which the Option is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall be accompanied by payment in full of the total purchase price of the Option Shares purchased. In the event of the Optionee's death and the Option is being exercised, as provided in Section 5 below, by any person or persons other than the Optionee, the notice shall be accompanied by appropriate proof of right of such person or persons to exercise the Option. As soon as practicable after the effective exercise of the Option, the Optionee shall be recorded on the stock transfer books of the Company as the owner of the Option shares purchased, and the Company shall deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

   4.2 Payment. At the time of exercise of this Option, the Optionee shall pay the total purchase price of the Option Shares to be purchased in cash.

   4.3 Investment Purpose. The Company shall not be required to issue or deliver any shares of Common Stock under this Option unless (a)(1) such shares are covered by an effective and current registration statement under the Securities Act off 1933 and applicable state securities laws or (2) if the Committee has determined not to so register such shares, exemptions from registration under the Securities Act of 1933 and applicable state securities laws are available for such issuance (as determined by counsel to the Company (and the Company has received from the Optionee (or, in the event of death or disability, the Optionee's heir(s) or legal representative(s)) any representations or agreements requested by the Company in order to permit such issuance to be made pursuant to such exemptions, and (b) the Company has obtained any other consent, approval or permit from any state or federal governmental agency which the Committee shall, in its sole discretion upon the advice of counsel, deem necessary or advisable. Unless a registration statement under the Securities Act of 1933 is in effect with respect to the issuance or transfer of Option Shares, each certificate representing any such shares shall be restricted by the Company as to transfer unless the Company receives an option of counsel satisfactory to the Company to the effect that registration under the Securities Act of 1933 and applicable state securities laws is not required with respect to such transfer.

SECTION 5 NONTRANSFERABILITY.

   This option shall not be transferable by the Optionee, either voluntarily or involuntarily, or subject to any lien, directly or indirectly, by operation of law or otherwise, except by the laws of descent and distribution in the event of the Optionee's death. Any attempt to transfer or encumber this Option other than in accordance with Section 5 shall void this Option.





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SECTION 6 LIMITATION OF LIABILITY.

   Nothing in this Agreement shall be construed to (a) limit in any way the right of the Company or any of its Subsidiaries to terminate the status of the Optionee as a consultant or advisor to the Company at any time, or (b) be evidence of any agreement or understanding express or implied, that the Company or any of its Subsidiaries will employ the Optionee in any particular position, at any particular rate of compensation or for any particular period of time.

SECTION 7 WITHHOLDING TAXES.

   The Company is entitled to (a) withhold and deduct from future wages of the Optionee, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding tax requirements attributable to the Optionee's exercise of this Option or otherwise incurred with respect to this Option or (b) require the Optionee promptly to remit the amount of such withholding the Company before acting on the Optionee's notice of exercise of this Option. In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

SECTION 8 CAPITAL ADJUSTMENTS.

   If the number of outstanding shares of Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares, rights offering or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Optionee, shall make appropriate adjustment as to the number and kind of securities subject to this Option. Any such adjustment affecting this Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with an appropriate adjustment in the price for each share or other unit of any security subject to the Option.

SECTION 9 BINDING EFFECT.

   This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.





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SECTION 10  GOVERNING LAW.

   This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Minnesota.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective the day and year first above written.

                                          MEDISYS, INC.


                                          By: /s/ William J. Brummond
                                          _______________________________

                                          Its: Chief Executive Officer



(By execution hereof, the                 OPTIONEE:
Optionee acknowledges having
received a copy of the
Agreement.)                               /s/ Max Haid, M.D.
                                         ________________________________




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